Columbia Financial, Inc. Announces Financial Results
for the First Quarter Ended March 31, 2023

Fair Lawn, New Jersey (April 26, 2023): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia") and Freehold Bank ("Freehold"), reported net income of $18.7 million, or $0.18 per basic and diluted share, for the quarter ended March 31, 2023, as compared to net income of $20.4 million, or $0.20 per basic and diluted share, for the quarter ended March 31, 2022. Earnings for the quarter ended March 31, 2023 reflected lower net interest income and higher non-interest expense, partially offset by lower provision for credit losses, higher non-interest income and lower income tax expense. For the quarter ended March 31, 2023, the Company reported core net income of $19.8 million, a decrease of $2.4 million, or 10.8%, compared to core net income of $22.2 million for the quarter ended March 31, 2022.
Mr. Thomas J. Kemly, President and Chief Executive Officer commented: “The month of March 2023 was difficult for the banking industry following the failure of two regional banks with outsized funding concentrations and large risk exposures, that lead to unnecessary customer nervousness. At March 31, 2023, our balance sheet, capital and liquidity positions remain strong. The Company has a diversified deposit base, abundant liquidity, and a conservative credit and risk management culture, all of which enable us to withstand market and economic challenges as we have through prior economic disruptions throughout our 96 year history. Furthermore, depositors have the full backing of the FDIC up to specified limits and can gain full deposit insurance coverage through our IntraFi partner. The volatility of bank stocks has allowed the Company to repurchase 2.4 million shares at attractive prices during the quarter ended March 31, 2023. The Company anticipates additional margin compression in the second quarter of 2023 due to rising funding costs, and is executing strategies to moderate the impact by boosting revenue and controlling non-interest expense.”

Results of Operations for the Three Months Ended March 31, 2023 and March 31, 2022
Net income of $18.7 million was recorded for the quarter ended March 31, 2023, a decrease of $1.7 million, or 8.2%, compared to net income of $20.4 million for the quarter ended March 31, 2022. The decrease in net income was primarily attributable to a $1.9 million decrease in net interest income, and a $3.2 million increase in non-interest expense, partially offset by a $1.3 million decrease in provision for credit losses, a $1.0 million increase in non-interest income and a $1.0 million decrease in income tax expense.
Net interest income was $60.9 million for the quarter ended March 31, 2023, a decrease of $1.9 million, or 3.0%, from $62.7 million for the quarter ended March 31, 2022. The decrease in net interest income was primarily attributable to a $26.0 million increase in interest expense on deposits and borrowings, partially offset by a $24.1 million increase in interest income. The increase in interest income was primarily due to an increase in the average balance of total interest-earning assets coupled with an increase in average yields due to the rise in interest rates in 2022 and 2023. The increase in interest expense on deposits and borrowings was driven by an increase in the average balance of deposits and borrowings coupled with the repricing of existing deposits at higher rates. The Federal Reserve raised interest rates 25 basis points in March 2022, and approved five additional rate increases between May 2022 and December 2022, ranging from 50 to 75 basis points. In 2023, the Federal Reserve raised rates another 50 basis points. The rise in interest rates in 2022 initially had a more immediate impact on interest income from loans, securities and other interest-earning assets than on interest expense on deposits, as the repricing on deposit products lags in relation to increases in market interest rates, but significantly impacted interest expense for the quarter ended March 31, 2023. The increase in interest expense on borrowings was also impacted by the significant increase in interest rates for new borrowings since March 2022, along with an increase in the balance of borrowings. Prepayment penalties, which are included in interest income on loans, totaled $200,000 for the quarter ended March 31, 2023, compared to $1.3 million for the quarter ended March 31, 2022.
The average yield on loans for the quarter ended March 31, 2023 increased 62 basis points to 4.24%, as compared to 3.62% for the quarter ended March 31, 2022, as interest income was influenced by rising interest rates and loan growth. The average yield on securities for the quarter ended March 31, 2023 increased 33 basis points to 2.53%, as compared to 2.20% for the quarter ended March 31, 2022, as a number of adjustable rate securities tied to various indexes repriced higher during the quarter. The average yield on other interest-earning assets for the quarter ended March 31, 2023 increased 141 basis points to 4.22%, as compared to 2.81% for the quarter ended March 31, 2022, due to the rise in average balances and interest rates, as noted above.

Total interest expense was $32.0 million for the quarter ended March 31, 2023, an increase of $26.0 million, or 432.8%, from $6.0 million for the quarter ended March 31, 2022. The increase in interest expense was primarily attributable to a 328 basis point increase in the average cost of borrowings, and an increase in the average balance of borrowings, coupled with an 81 basis point increase in the average cost of interest-bearing deposits and an increase in the average balance of deposits. Interest expense on borrowings increased $13.6 million, or 1029.2%, and interest expense on deposits increased $12.4 million, or 264.58%, due to the rise in interest rates as noted above.
The Company's net interest margin for the quarter ended March 31, 2023 decreased 40 basis points to 2.58%, when compared to 2.98% for the quarter ended March 31, 2022. The weighted average yield on interest-earning assets increased 66 basis points to 3.93% for the quarter ended March 31, 2023, as compared to 3.27% for the quarter ended March 31, 2022. The average cost of interest-bearing liabilities increased 135 basis points to 1.74% for the quarter ended March 31, 2023, as compared to 0.39% for the quarter ended March 31, 2022. The increase in yields for the quarter ended March 31, 2023 was due to the impact of the rise in interest rates which began in March 2022. The net interest margin decreased for the quarter ended March 31, 2023, as the average cost of interest-bearing liabilities outweighed the increase in the average yield on interest-earning assets.
The provision for credit losses for the quarter ended March 31, 2023 was $175,000, a decrease of $1.3 million, from $1.5 million for the quarter ended March 31, 2022. The decrease in provision for credit losses during the quarter was primarily attributable to the decrease in loan loss rates and the evaluation of current and forecasted economic conditions, partially offset by an increase in the outstanding balances of loans.
Non-interest income was $8.1 million for the quarter ended March 31, 2023, an increase of $1.0 million, or 14.7%, from $7.0 million for the quarter ended March 31, 2022. The increase was primarily attributable to an increase in loan fees and service charges of $432,000, an increase in income from the gain on sale of loans of $681,000 and an increase in other non-interest income of $1.2 million, primarily related to swap income, partially offset by the loss on securities transactions of $1.3 million and a decrease in title insurance fees of $370,000.
Non-interest expense was $43.9 million for the quarter ended March 31, 2023, an increase of $3.2 million, or 7.7%, from $40.7 million for the quarter ended March 31, 2022. The increase was primarily attributable to an increase in compensation and employee benefits expense of $5.2 million, partially offset by a decrease in other non-interest expense of $2.9 million. The increase in compensation and employee benefits expense was due to an increase in staff levels and related personnel benefit costs, mainly due to the acquisition of RSI Bank in May 2022, lower deferred compensation due to lower loan originations, and normal annual increases in employee related benefits. The decrease in other non-interest expense was primarily related to a decrease of $1.2 million related to the provision for credit losses for unfunded commitments and a decrease of $1.1 million in expenses related to swap transactions. The decrease for the 2023 period was also attributable to the quarter ended March 31, 2022 including three litigation settlements paid or accrued totaling $2.2 million.
Income tax expense was $6.1 million for the quarter ended March 31, 2023, a decrease of $1.0 million, as compared to $7.2 million for the quarter ended March 31, 2022, mainly due to a decrease in pre-tax income, and to a lesser extent, a decrease in the Company's effective tax rate. The Company's effective tax rate was 24.7% and 26.0% for the quarters ended March 31, 2023 and 2022, respectively.
Balance Sheet Summary
Total assets increased $226.5 million, or 2.2%, to $10.6 billion at March 31, 2023 from $10.4 billion at December 31, 2022. The increase in total assets was primarily attributable to an increase in cash and cash equivalents of $140.2 million, an increase in loans receivable, net of $109.4 million, and an increase in Federal Home Loan Bank ("FHLB") stock of $26.7 million, partially offset by a decrease in debt securities available for sale of $56.1 million.
Cash and cash equivalents increased $140.2 million, or 78.2%, to $319.4 million at March 31, 2023 from $179.2 million at December 31, 2022. The increase was primarily attributable to repayments on loans and mortgage-backed securities, $42.6 million in proceeds from the sale of debt securities available for sale, and acquisition of new FHLB borrowings, partially offset by $47.3 million in repurchases of common stock under our stock repurchase program.

Debt securities available for sale decreased $56.1 million, or 4.2%, to $1.27 billion at March 31, 2023 from $1.33 billion at December 31, 2022. The decrease was attributable to repayments on securities of $27.9 million, and sales of securities of $42.6 million, which was partially offset by a decrease in the gross unrealized loss of $16.2 million. The Bank sold U.S. government obligations at a weighted average rate of 2.35% during the 2023 period.
Loans receivable, net, increased $109.4 million, or 1.4%, to $7.7 billion at March 31, 2023 from $7.6 billion at December 31, 2022. One-to-four family real estate loans, multi-family real estate loans, construction loans and commercial business loans increased $780,000, $75.9 million, $37.9 million and $19.2 million, respectively, partially offset by a decrease in commercial real estate loans and home equity loans and advances of $19.5 million and $2.7 million, respectively. The allowance for credit losses on loans increased $70,000 to $52.9 million at March 31, 2023 from $52.8 million at December 31, 2022. During the quarter ended March 31, 2023, the increase in the allowance for credit losses was primarily due to an increase in the outstanding balance of loans and the evaluation of current and forecasted economic conditions, partially offset by a decrease in loan loss rates.
Federal Home Loan Bank stock increased $26.7 million, or 45.9%, to $84.8 million at March 31, 2023 from $58.1 million at December 31, 2022. The increase was due to the purchase of stock required upon acquiring new FHLB borrowings.
Total liabilities increased $241.2 million, or 2.6%, to $9.6 billion at March 31, 2023 from $9.4 billion at December 31, 2022. The increase was primarily attributable to an increase in borrowings of $579.6 million, or 51.4%, partially offset by a decrease in total deposits of $327.0 million, or 4.1%, and a decrease in accrued expenses and other liabilities of $13.7 million, or 7.5%. The increase in borrowings was driven by a net $579.6 million increase in FHLB advances. The decrease in total deposits primarily consisted of decreases in non-interest bearing demand deposits, interest-bearing demand deposits, and savings and club deposits of $222.8 million, $332.6 million, and $63.0 million, respectively, partially offset by increases in money market accounts of $177.8 million and certificates of deposit of $113.7 million. The Bank has priced select money market and certificates of deposit accounts very competitively to the market, but there continues to be fierce competition for funds from other banks and non-bank investment products. The decrease in accrued expenses and other liabilities primarily consisted of a $9.0 million decrease in accrued bonus and a $3.5 million decrease in interest rate swap liabilities.
Total stockholders’ equity decreased $14.7 million, or 1.4%, to $1.0 billion at March 31, 2023 from $1.1 billion at December 31, 2022. The decrease in equity was primarily attributable to the repurchase of 2,378,434 shares of common stock at a cost of approximately $47.3 million, or $19.90 per share, under our stock repurchase program, partially offset by net income of $18.7 million, and a decrease of $12.1 million in unrealized losses on debt securities available for sale, net of taxes, included in other comprehensive income.
Asset Quality
The Company's non-performing loans at March 31, 2023 totaled $6.6 million, or 0.09% of total gross loans, as compared to $6.7 million, or 0.09% of total gross loans, at December 31, 2022. The $111,000 decrease in non-performing loans was primarily attributable to a decrease of $145,000 in non-performing home equity loans and advances, partially offset by an increase of $63,000 in non-performing one-to-four family loans. Non-performing assets as a percentage of total assets totaled 0.06% at both March 31, 2023 and December 31, 2022.
For the quarter ended March 31, 2023, net charge-offs totaled $104,544, as compared to $111,090 in net recoveries recorded for the quarter ended March 31, 2022.
The Company's allowance for credit losses on loans was $52.9 million, or 0.68% of total gross loans, at March 31, 2023, compared to $52.8 million, or 0.69% of total gross loans, at December 31, 2022. The increase in the allowance for credit losses for loans was primarily due to an increase in the outstanding balance of loans and the evaluation of current and forecasted economic conditions, partially offset by a decrease in loan loss rates.

Additional Liquidity, Loan, Deposit and Capital Information

The Company services a diverse retail and commercial deposit base through its 67 branches. With over 210,000 accounts, the average deposit account balance was approximately $37,000 at March 31, 2023. The Company had uninsured deposits (excluding municipal deposits which are collateralized) totaling $2.1 billion at March 31, 2023, or 27.7% of total deposits as of that date.

Deposit balances are summarized as follows:

	At March 31, 2023		At February 28, 2023		At December 31, 2022
	Balance	Weighted Average Rate	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(Dollars in thousands)

Non-interest-bearing demand	$1,583,329	—%	$1,658,247	—%	$1,806,152	—%
Interest-bearing demand	2,260,240	1.06	2,492,166	1.08	2,592,884	0.75
Money market accounts	896,336	2.27	739,592	1.81	718,524	0.93
Savings and club deposits	850,777	0.10	881,147	0.10	913,738	0.06
Certificates of deposit	2,083,519	2.32	2,022,697	2.14	1,969,861	2.16
Total deposits	$7,674,201	1.22%	$7,793,849	1.08%	$8,001,159	0.86%

The Company continues to maintain strong liquidity and capital positions. The Company has not utilized the Federal Reserve’s Bank Term Funding Program and had no outstanding borrowings from the Federal Reserve Discount Window at March 31, 2023. The Company had immediate access to $2.9 billion of funding with additional unpledged loan collateral available to pledge in excess of $2.7 billion at March 31, 2023. Available sources of liquidity include but are not limited to:

•Cash and cash equivalents of $319.4 million;
•Borrowing capacity based on unencumbered collateral pledged at the FHLB totaling $1.1 billion;
•Borrowing capacity based on unencumbered collateral pledged at the Federal Reserve Bank totaling $1.4 billion;
•Available correspondent lines of credit of $384.0 million with various third parties;and
•Unpledged loan collateral available to pledge in excess of $2.7 billion.

At March 31, 2023, other comprehensive income includes net unrealized losses on debt securities available for sale of $123.5 million and net unrealized losses on the Company's defined benefit plan of $44.1 million. If the Company sold all its debt securities available for sale at March 31, 2023, the Company’s tier 1 capital (leverage ratio) and total risk-based capital ratios would be 9.03% and 13.75%, respectively, which are well in excess of regulatory capital requirements.

At March 31, 2023, the Company's non-performing commercial real estate loans totaled $2.9 million, or 0.04% of the total loans receivable loan portfolio balance.

The following table presents multifamily real estate, owner occupied commercial real estate, and the components of investor owned commercial real estate loans included in the real estate loan portfolio.

	At March 31, 2023
	(Dollars in thousands)
	Balance	% of Gross Loans	Loan to Value Ratio	Debt Service Coverage
Multifamily Real Estate	$1,315,143	17.0%	62.2%	1.45x

Owner Occupied Commercial Real Estate	$521,653	6.7%	51.5%	2.21x

Investor Owned Commercial Real Estate:
Retail / Shopping centers	$520,753	6.7%	52.1%	1.43x
Mixed Use	306,504	4.0	59.4	1.48
Industrial / Warehouse	332,560	4.3	52.2	1.65
Non-Medical Office	238,495	3.1	52.1	1.66
Medical Office	147,778	1.9	60.3	1.56
Single Purpose	71,636	0.9	59.6	2.33
Other	254,539	3.3	53.5	1.44
Total	$1,872,265	24.2%	54.5%	1.55x

Total Multifamily and Commercial Real Estate Loans	$3,709,061	48.0%	56.8%	1.61x

About Columbia Financial, Inc.
The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiaries Columbia Bank and Freehold Bank, and their wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 65 full-service banking offices. Freehold Bank is a federally chartered savings bank headquartered in Freehold, New Jersey that operates 2 full-service banking offices. Both banks offer traditional financial services to consumers and businesses in their market areas.

Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.
Non-GAAP Financial Measures
Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	March 31,	December 31,
	2023	2022
Assets	(Unaudited)
Cash and due from banks	$319,333	$179,097
Short-term investments	106	131
Total cash and cash equivalents	319,439	179,228

Debt securities available for sale, at fair value	1,272,570	1,328,634
Debt securities held to maturity, at amortized cost (fair value of $372,187, and $370,391 at March 31, 2023 and December 31, 2022, respectively)	417,227	421,523
Equity securities, at fair value	3,552	3,384
Federal Home Loan Bank stock	84,799	58,114

Loans receivable	7,787,072	7,677,564
Less: allowance for credit losses	52,873	52,803
Loans receivable, net	7,734,199	7,624,761

Accrued interest receivable	35,126	33,898
Office properties and equipment, net	83,721	83,877
Bank-owned life insurance	266,230	264,854
Goodwill and intangible assets	124,581	125,142
Other assets	293,206	284,754
Total assets	$10,634,650	$10,408,169

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$7,674,201	$8,001,159
Borrowings	1,706,613	1,127,047
Advance payments by borrowers for taxes and insurance	47,690	45,460
Accrued expenses and other liabilities	167,256	180,908
Total liabilities	9,595,760	9,354,574

Stockholders' equity:
Total stockholders' equity	1,038,890	1,053,595
Total liabilities and stockholders' equity	$10,634,650	$10,408,169

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Interest income:	(Unaudited)
Loans receivable	$80,290	$56,957
Debt securities available for sale and equity securities	8,451	8,888
Debt securities held to maturity	2,457	2,426
Federal funds and interest-earning deposits	812	17
Federal Home Loan Bank stock dividends	870	447
Total interest income	92,880	68,735
Interest expense:
Deposits	17,088	4,687
Borrowings	14,928	1,322
Total interest expense	32,016	6,009

Net interest income	60,864	62,726

Provision for credit losses	175	1,459

Net interest income after provision for credit losses	60,689	61,267

Non-interest income:
Demand deposit account fees	1,176	1,170
Bank-owned life insurance	1,981	1,729
Title insurance fees	587	957
Loan fees and service charges	1,072	640
Loss on securities transactions	(1,295)	—
Change in fair value of equity securities	168	79
Gain on sale of loans	791	110
Other non-interest income	3,593	2,356
Total non-interest income	8,073	7,041

Non-interest expense:
Compensation and employee benefits	31,158	25,999
Occupancy	5,754	5,429
Federal deposit insurance premiums	689	647
Advertising	687	649
Professional fees	1,875	1,754
Data processing and software expenses	3,825	3,267
Merger-related expenses	—	151
Other non-interest expense, net	(87)	2,853
Total non-interest expense	43,901	40,749

Income before income tax expense	24,861	27,559

Income tax expense	6,138	7,155

Net income	$18,723	$20,404

Earnings per share-basic	$0.18	$0.20
Earnings per share-diluted	$0.18	$0.20
Weighted average shares outstanding-basic	104,631,583	103,148,417
Weighted average shares outstanding-diluted	105,148,375	103,737,252

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended March 31,
	2023			2022
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,674,995	$80,290	4.24%	$6,380,983	$56,957	3.62%
Securities	1,747,736	10,908	2.53%	2,082,060	11,314	2.20%
Other interest-earning assets	161,569	1,682	4.22%	67,070	464	2.81%
Total interest-earning assets	9,584,300	92,880	3.93%	8,530,113	68,735	3.27%
Non-interest-earning assets	826,202			716,149
Total assets	$10,410,502			$9,246,262

Interest-bearing liabilities:
Interest-bearing demand	$2,495,310	$6,016	0.98%	$2,660,083	$1,620	0.25%
Money market accounts	740,331	2,257	1.24%	656,039	323	0.20%
Savings and club deposits	887,927	214	0.10%	836,255	109	0.05%
Certificates of deposit	2,012,725	8,601	1.73%	1,750,783	2,635	0.61%
Total interest-bearing deposits	6,136,293	17,088	1.13%	5,903,160	4,687	0.32%
FHLB advances	1,278,916	14,491	4.60%	368,446	995	1.10%
Notes payable	29,898	290	3.93%	29,846	264	3.59%
Junior subordinated debentures	7,439	147	8.01%	7,720	63	3.31%
Total borrowings	1,316,253	14,928	4.60%	406,012	1,322	1.32%
Total interest-bearing liabilities	7,452,546	$32,016	1.74%	6,309,172	$6,009	0.39%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,680,959			1,673,708
Other non-interest-bearing liabilities	221,822			192,759
Total liabilities	9,355,327			8,175,639
Total stockholders' equity	1,055,175			1,070,623
Total liabilities and stockholders' equity	$10,410,502			$9,246,262

Net interest income		$60,864			$62,726
Interest rate spread			2.19%			2.88%
Net interest-earning assets	$2,131,754			$2,220,941
Net interest margin			2.58%			2.98%
Ratio of interest-earning assets to interest-bearing liabilities	128.60%			135.20%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Yield on interest-earning assets:
Loans	4.24%	4.05%	3.80%	3.68%	3.62%
Securities	2.53	2.45	2.27	2.14	2.20
Other interest-earning assets	4.22	4.00	2.68	1.93	2.81
Total interest-earning assets	3.93%	3.75%	3.47%	3.31%	3.27%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	1.13%	0.73%	0.44%	0.31%	0.32%
Total borrowings	4.60	3.69	2.47	1.67	1.32
Total interest-bearing liabilities	1.74%	1.09%	0.62%	0.40%	0.39%

Interest rate spread	2.19%	2.66%	2.85%	2.91%	2.88%
Net interest margin	2.58%	2.91%	3.01%	3.01%	2.98%

Ratio of interest-earning assets to interest-bearing liabilities	128.60%	130.79%	132.57%	134.81%	135.20%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	For the Three Months Ended March 31,
	2023	2022
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.73%	0.89%
Core return on average assets	0.77%	0.97%
Return on average equity	7.20%	7.73%
Core return on average equity	7.59%	8.38%
Core return on average tangible equity	8.61%	9.17%
Interest rate spread	2.19%	2.88%
Net interest margin	2.58%	2.98%
Non-interest income to average assets	0.31%	0.31%
Non-interest expense to average assets	1.71%	1.79%
Efficiency ratio	63.68%	58.41%
Core efficiency ratio	62.35%	55.01%
Average interest-earning assets to average interest-bearing liabilities	128.60%	135.20%
Net charge-offs to average outstanding loans	0.01%	(0.01)%

(1) Ratios are annualized when appropriate.

CAPITAL RATIOS:
	March 31,	December 31,
	2023 (1)	2022
Company:
Total capital (to risk-weighted assets)	14.75%	15.39%
Tier 1 capital (to risk-weighted assets)	13.97%	14.59%
Common equity tier 1 capital (to risk-weighted assets)	13.87%	14.49%
Tier 1 capital (to adjusted total assets)	10.19%	10.68%

Columbia Bank:
Total capital (to risk-weighted assets)	14.21%	14.12%
Tier 1 capital (to risk-weighted assets)	13.43%	13.32%
Common equity tier 1 capital (to risk-weighted assets)	13.43%	13.32%
Tier 1 capital (to adjusted total assets)	9.77%	9.74%

Freehold Bank:
Total capital (to risk-weighted assets)	22.82%	22.92%
Tier 1 capital (to risk-weighted assets)	22.12%	22.19%
Common equity tier 1 capital (to risk-weighted assets)	22.12%	22.19%
Tier 1 capital (to adjusted total assets)	15.22%	15.19%

(1) Estimated ratios at March 31, 2023

ASSET QUALITY:
	March 31,	December 31,
	2023	2022
	(Dollars in thousands)

Non-accrual loans	$6,610	$6,721
90+ and still accruing	—	—
Non-performing loans	6,610	6,721
Real estate owned	—	—
Total non-performing assets	$6,610	$6,721

Non-performing loans to total gross loans	0.09%	0.09%
Non-performing assets to total assets	0.06%	0.06%
Allowance for credit losses on loans ("ACL")	$52,873	$52,803
ACL to total non-performing loans	799.89%	785.64%
ACL to gross loans	0.68%	0.69%
Unamortized purchase accounting fair value credit marks on acquired loans	$3,173	$4,025

LOAN DATA:
	March 31,	December 31,
	2023	2022
	(In thousands)
Real estate loans:
One-to-four family	$2,860,964	$2,860,184
Multifamily	1,315,143	1,239,207
Commercial real estate	2,393,918	2,413,394
Construction	374,434	336,553
Commercial business loans	516,682	497,469
Consumer loans:
Home equity loans and advances	271,620	274,302
Other consumer loans	2,322	3,425
Total gross loans	7,735,083	7,624,534
Purchased credit deteriorated ("PCD") loans	16,245	17,059
Net deferred loan costs, fees and purchased premiums and discounts	35,744	35,971
Allowance for credit losses	(52,873)	(52,803)
Loans receivable, net	$7,734,199	$7,624,761

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	March 31,	December 31,
	2023	2022
	(Dollars in thousands)

Total stockholders' equity	$1,038,890	$1,053,595
Less: goodwill	(110,715)	(110,715)
Less: core deposit intangible	(12,903)	(13,505)
Total tangible stockholders' equity	$915,272	$929,375

Shares outstanding	106,584,538	108,970,476

Book value per share	$9.75	$9.67
Tangible book value per share	$8.59	$8.53

Reconciliation of Core Net Income
	Three Months Ended March 31,
	2023	2022
	(In thousands)

Net income	$18,723	$20,404
Add: loss on securities transactions, net of tax	975	—
Add: merger-related expenses, net of tax	—	123
Add: litigation expenses, net of tax	81	1,644
Core net income	$19,779	$22,171

Return on Average Assets
	Three Months Ended March 31,
	2023	2022
	(Dollars in thousands)

Net income	$18,723	$20,404

Average assets	$10,410,502	$9,246,262

Return on average assets	0.73%	0.89%

Core net income	$19,779	$22,171

Core return on average assets	0.77%	0.97%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended March 31,
	2023	2022
	(Dollars in thousands)

Total average stockholders' equity	$1,055,175	$1,070,623
Add: loss on securities transactions, net of tax	975	—
Add: merger-related expenses, net of tax	—	123
Add: litigation expenses, net of tax	81	1,644
Core average stockholders' equity	$1,056,231	$1,072,390

Return on average equity	7.20%	7.73%

Core return on core average equity	7.59%	8.38%

Return on Average Tangible Equity
	Three Months Ended March 31,
	2023	2022
	(Dollars in thousands)

Total average stockholders' equity	$1,055,175	$1,070,623
Less: average goodwill	(110,715)	(85,323)
Less: average core deposit intangible	(13,288)	(5,128)
Total average tangible stockholders' equity	$931,172	$980,172

Core return on average tangible equity	8.61%	9.17%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended March 31,
	2023	2022
	(Dollars in thousands)

Net interest income	$60,864	$62,726
Non-interest income	8,073	7,041
Total income	$68,937	$69,767

Non-interest expense	$43,901	$40,749

Efficiency ratio	63.68%	58.41%

Non-interest income	$8,073	$7,041
Add: loss on securities transactions	1,295	—
Core non-interest income	$9,368	$7,041

Non-interest expense	$43,901	$40,749
Less: merger-related expenses	—	(151)
Less: litigation expenses	(108)	(2,220)
Core non-interest expense	$43,793	$38,378

Core efficiency ratio	62.35%	55.01%